Exhibit 5.22

[Letterhead of Reinhart Boerner Van Deuren s.c.]

January 29, 2004

Laidlaw International, Inc.
55 Sherman Blvd.
Naperville, IL 60563

Jones Day
77 West Wacker Drive
Chicago, IL 60601

Ladies and Gentlemen:

     We have acted as special Wisconsin counsel to Kutz Ambulance Service, Inc., a Wisconsin corporation (“Kutz”), and EmCare of Wisconsin, Inc., a Wisconsin corporation (“EmCare” and, collectively with Kutz, the “Wisconsin Guarantors”), in connection with the guaranties of the Wisconsin Guarantors (the “Guarantees”) of notes to be issued by Laidlaw International, Inc. (f/k/a Laidlaw Investments Ltd.) pursuant to the Registration Rights Agreement to replace the Notes originally issued by Laidlaw Investments Ltd. (“LIL”) pursuant to an indenture dated as of June 3, 2003 (the “Indenture”), by and among LIL, the Wisconsin Guarantors and the other subsidiaries of Laidlaw, Inc., a Canadian corporation, party thereto and Deutsche Bank Trust Company Americas, as trustee, as amended by the First Supplemental Indenture, dated as of June 18, 2003 (the “First Supplemental Indenture”). Capitalized terms not otherwise defined herein have the meanings assigned to them in the Indenture, as amended.

     We have examined and relied upon originals or copies of the following documents that you have provided:

     1. Articles of Incorporation of each of the Wisconsin Guarantors.

     2. By-Laws of each of the Wisconsin Guarantors.

     3. Consent resolutions of the Board of Directors of each of the Wisconsin Guarantors.

Laidlaw International, Inc.
Jones Day

     4. The Registration Rights Agreement.

     5. Form S-4 Registration Statement of Laidlaw International, Inc.

     6. The Indenture and First Supplemental Indenture.

     7. Officers’ certificates delivered to us as to certain matters (the “Officers’ Certificates”).

     8. The Guarantees

     9. Such other instruments and documents as we have deemed necessary or advisable for the purpose of rendering this opinion.

     As to various questions of fact material to our opinion, we have , without investigation, relied upon certificates of officers of the Wisconsin Guarantors and of state officials. In rendering this opinion we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies or drafts of documents to be executed and that William A. Sanger has the authority under the Articles of Incorporation and By-Laws of EmCare to act as the sole director of EmCare.

     Based on the foregoing, and upon such additional investigation as we have deemed necessary, it is our opinion that:

     1. Each of the Wisconsin Guarantors is a corporation validly existing under the laws of the State of Wisconsin and, based solely on applicable certificates of the Department of Financial Institutions of the State of Wisconsin (the “Department of Financial Institutions”), (a) has filed with the Department of Financial Institutions during its most recently completed report year the required annual report; (b) is not the subject of a proceeding under Wisconsin Statutes section 180.1421, to cause its administrative dissolution; (c) no determination has been made by the Department of Financial Institutions that grounds exist for the action set forth in clause (b); (d) no filing has been made with the Department of Financial Institutions of a decree of dissolution with respect

Laidlaw International, Inc.
Jones Day

to either of the Wisconsin Guarantors; and (e) Articles of Dissolution of either of the Wisconsin Guarantors have not been filed with the Department of Financial Institutions.

     2. As of June 3, 2003, the execution and delivery of the Indenture had been duly authorized by all necessary corporate action on the part of each of the Wisconsin Guarantors, and the Wisconsin Guarantors had the corporate power and authority to enter into the Indenture. The Wisconsin Guarantors have the corporate power and authority to perform their obligations under the Indenture and the Guarantees.

     3. The execution and delivery of the Guarantees by each of the Wisconsin Guarantors have been duly authorized by all necessary corporate action on the part of each of the Wisconsin Guarantors.

     The opinions herein are limited to the law of the State of Wisconsin. This opinion is rendered solely for your information and assistance in connection with the transaction described above and may not be relied upon by any other person or for any other purpose without our prior written consent.

     We hereby consent to the use of our name under the caption “Legal Matters” in the prospectus constituting part of the Form S-4 Registration Statement and to the filing of a copy of this opinion as an exhibit thereto. In giving our consent, we do not admit that we

Laidlaw International, Inc.
Jones Day

are “experts” within the meaning of Section 11 of the Act or within the category of persons whose consent is required by Section 7 of the Act.

Yours very truly,

/s/ REINHART BOERNER VAN DEUREN s.c.